Exhibit 5.1

[Letterhead of Kummer Kaempfer Bonner Renshaw & Ferrario Omitted]

July 24, 2006

Far East Energy Corporation

400 N. Sam Houston Parkway E., Suite 205

Houston, TX 77060

Ladies and Gentlemen:

We have acted as special Nevada corporate counsel for Far East Energy Corporation, a Nevada corporation (the “Company”), in connection with the sale by certain stockholders of a total of 6,622,222 shares (the “Shares”) of Common Stock, $.001 par value. This opinion letter is submitted to you at your request in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission with respect to such sale.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

i. The articles of incorporation and bylaws of the Company as are currently in effect.

ii. A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors.

iii. The form of stock subscription agreement pursuant to which the Shares were issued.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that the subscription agreements have been duly executed and delivered by the parties and are valid and legally binding on the parties, and that the Shares have been issued in accordance with their terms. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completeness of certificates and reports of various state authorities and public officials and of the Company.

We are admitted to the Bar of the State of Nevada, and in rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws

FAR EAST ENERGY CORPORATION

July 24, 2006

presently exist and as they have been applied and interpreted by courts having jurisdiction within the Sate of Nevada. We are not members of the Bar of any state other than the State of Nevada, and, therefore, except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

Based upon the foregoing and in reliance thereon and subject to the assumptions exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement.

Sincerely, KUMMER KAEMPFER BONNER RENSHAW & FERRARIO
/s/ Kummer Kaempfer Bonner Renshaw & Ferrario

cc: Baker & McKenzie, LLP